Exhibit 1.2

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Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

FOR IMMEDIATE RELEASE

Davidson Companies Selects CDC Software’s Pivotal CRM

Financial Services Holding Company Implementing Pivotal CRM to Increase Operational
Performance and Improve Customer Service

ATLANTA – Dec. 20, 2006 CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that Davidson Companies has chosen the Pivotal Customer Relationship Management (CRM) suite of software applications for its Equity Capital Markets practice.

Davidson chose Pivotal CRM because of its financial services industry-specific functionality which will allow its employees to cultivate deeper relationships with their clients and provide exemplary customer service, as well as provide greater insight into their workflow, automate multi-step processes, and track performance.

Davidson Companies, founded in 1935, is an employee-owned financial services holding company based in Great Falls, Montana. Davidson Companies owns D.A. Davidson & Co., the largest full-service investment firm based in the region. Also part of the Davidson Companies family are Davidson Trust Co., a wealth management and trust operation; Davidson Investment Advisors, a professional money management firm; Davidson Fixed Income Management, a registered investment adviser providing wealth management and other fixed income services; and Davidson Travel, a full-service travel agency.

Before implementing Pivotal CRM, Davidson’s Equity Capital Markets practice relied on a homegrown system which provided limited reporting and archiving capability and no workflow management. Pivotal CRM will provide Davidson Companies with a comprehensive, integrated, industry-specific application that will increase operational performance, streamline processes across the value chain, and improve responsiveness to client requests. When the Pivotal CRM implementation is complete, Davidson Companies will have approximately 200 users in 20 offices supporting 16,000 contacts.

“As a result of our growth, we determined that we needed a system that would help us ensure a consistent experience for customers in all of our critical touch points,” said Donn Lassila, chief information officer, Davidson Companies. ”We choose Pivotal CRM because of its unique fit to our requirements and CDC Software’s deep understanding of our industry. The application is financial services-specific right out of the box, Microsoft compatible, and has an easy to access web-based interface for our users. Pivotal met all of our criteria for a CRM package.”

“Leading financial services organizations such as Davidson Companies are leveraging CRM to increase sales and marketing effectiveness, and deliver enhanced customer service across all their channels,” said Jason Rushforth, global vice president, Financial Services, CDC Software. “Pivotal CRM is a cost-effective application that provides financial services firms the ability to increase revenue, margins and customer loyalty.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Pivotal CRM for Financial Services

Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

Forward Looking Statement
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its financial services customers and the ability to streamline operations, accelerate growth and improve client relationships with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the service industry; the continued ability of Pivotal solutions to address industry-specific requirements of business services; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow service companies to compete more effectively and changes in the type of information required to compete in the financial services business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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